     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 29, 1995

                                                      REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                      ------------------------------------

                        SANTA FE ENERGY RESOURCES, INC.
               (Exact name of Registrant as specified in charter)

                  DELAWARE                                        36-2722169
      (State or other jurisdiction of              (I.R.S. Employer Identification Number)
        incorporation or organization)

     1616 SOUTH VOSS ROAD, SUITE 1000, HOUSTON, TEXAS 77057 (713) 507-5000 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

 DAVID L. HICKS, 1616 SOUTH VOSS ROAD, SUITE 1000, HOUSTON, TEXAS 77057
                                (713)  507-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

             ------------------------------------------------------

                                    COPY TO:
                               G. Michael O'Leary
                             Andrews & Kurth L.L.P.
                           4200 Texas Commerce Tower
                              Houston, Texas 77002
                                 (713) 220-4200

             ------------------------------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

             ------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                   PROPOSED         PROPOSED
                                  AMOUNT            MAXIMUM          MAXIMUM        AMOUNT OF
TITLE OF EACH CLASS OF             TO BE           OFFERING         AGGREGATE      REGISTRATION
SECURITIES TO BE REGISTERED     REGISTERED     PRICE PER UNIT(1) OFFERING PRICE(1)       FEE
-------------------------------------------------------------------------------------------------
Common Stock, par value
  $0.01 per share...........  13,071,992 shares      $9.5625      $125,000,924       $43,104
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low sales prices for the Common Stock on the New York Stock Exchange for March 22, 1995.
             ------------------------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED MARCH 29, 1995

PROSPECTUS

13,071,992 SHARES
SANTA FE ENERGY RESOURCES, INC.

COMMON STOCK                                                   [LOGO]

This Prospectus relates to the offer and sale from time to time of 13,071,992 shares (the "Offered Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Santa Fe Energy Resources, Inc., a Delaware corporation (the "Company"), by the selling stockholders named herein (the "Selling Stockholders"). The Company will receive no part of the proceeds of the sales of the Offered Shares, but will incur certain expenses in connection with the offering. See "Selling Stockholders." The closing sales price of the Common Stock as reported by the New York Stock Exchange ("NYSE") on March 27, 1995 was $9 5/8 per share.

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "INVESTMENT CONSIDERATIONS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Selling Stockholders may from time to time offer and sell all or a portion of the Offered Shares in transactions on the NYSE, in the over-the-counter market, on any other national securities exchange on which the Common Stock is listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then-current market price or at negotiated prices. The Offered Shares may be sold directly or through agents or broker-dealers acting as principal or agent, or in block trades or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in this Prospectus under the caption "Plan of Distribution" or an accompanying Prospectus Supplement. Each of the Selling Stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Offered Shares to be made directly or through agents. The Selling Stockholders and any agents or broker-dealers participating in the distribution of the Offered Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of Offered Shares by the Selling Stockholders and any commissions received by any such agents or broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act. The Company will not receive any of the proceeds from the sale of any Offered Shares by the Selling Stockholders, but has agreed to bear certain expenses of registration of the Offered Shares under Federal and state securities laws.

THE OFFERED SHARES HAVE NOT BEEN REGISTERED FOR SALE BY THE SELLING STOCKHOLDERS UNDER THE SECURITIES LAWS OF ANY STATE AS OF THE DATE OF THIS PROSPECTUS. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE OFFERED SHARES SHOULD CONFIRM THE REGISTRATION THEREOF UNDER THE SECURITIES LAWS OF THE STATES IN WHICH SUCH TRANSACTIONS OCCUR, OR THE EXISTENCE OF AN EXEMPTION FROM REGISTRATION.

The date of this Prospectus is March   , 1995.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents heretofore filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1994; (ii) information set forth under the captions "Election of Directors," "Security Ownership of Certain Beneficial Owners," "Certain Relations and Related Transactions," "Summary Compensation Table," "Aggregated Options/SAR Exercises in 1994 and 1994 Year End Option/SAR Values," "Performance Graph," "Benefit Plans" and "Stock Ownership of Directors and Executive Officers" of the Company's Proxy Statement, dated as of March 21, 1995 for the 1995 Annual Meeting of Stockholders and (iii) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 1-7667) filed on February 21, 1990.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be addressed to the Company at its principal executive offices at Santa Fe Energy Resources, Inc., 1616 South Voss Road, Suite 1000, Houston, Texas 77057 (telephone (713) 507-5000); Attention: Mark A. Older, Senior Counsel and Secretary.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and the rules and regulations promulgated thereunder and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004, and at the following Regional Offices of the Commission: Chicago Regional Office, CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621 2511; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004. The Company's Common Stock, its Convertible Preferred Stock, Series 7% and its $.732 Series A Convertible Preferred Stock are listed for trading on the NYSE. The Company's registration statements, reports, proxy statements and other information may also be inspected at the offices of the NYSE, 20 Broad Street, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                                  THE COMPANY

     Santa Fe Energy Resources, Inc. is engaged in the exploration, development and production of oil and natural gas in the continental United States and in certain foreign areas. At December 31, 1994, the Company had estimated worldwide proved reserves of oil and natural gas totaling 298.7 million barrels of oil equivalent (consisting of approximately 258.3 million barrels of oil and approximately 242.4 billion cubic feet of natural gas), of which approximately 92% were domestic reserves and approximately 8% were foreign reserves. During 1994, the Company's worldwide production aggregated approximately 88.5 thousand barrels of oil equivalent per day, of which approximately 74% was crude oil and approximately 26% was natural gas. A substantial portion of the Company's domestic oil production is in long-lived fields with well-established production histories. The Company has focused it activities on its three domestic core areas--the Permian Basin in Texas and New Mexico, the offshore Gulf of Mexico and the San Joaquin Valley of California--as well as in Argentina and Indonesia.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from sales of the Offered Shares by the Selling Stockholders. All costs and expenses incurred in connection with the registration under the Securities Act of the offering made hereby will be paid by the Company, other than any brokerage fees and commissions, fees and disbursements of legal counsel for the Selling Stockholders and stock transfer and other taxes attributable to the sale of the Offered Shares, which will be paid by the Selling Stockholders.

                           INVESTMENT CONSIDERATIONS

     Prospective investors should carefully consider all of the information contained in and incorporated by reference in this Prospectus, and in particular the investment considerations described in the following paragraphs.

EFFECTS OF CHANGING PRODUCT PRICES

     The Company's profitability is determined in large part by the difference between the prices received for the oil and natural gas that it produces and the costs of finding and producing such resources. Prices for oil and gas have been subject to wide fluctuations, which continue to reflect imbalances in supply and demand as well as other market conditions and the world political situation as it affects OPEC, the Middle East (including the current embargo of Iraqi crude oil from worldwide markets), Eastern Europe, the former Soviet Union and other producing countries. Moreover, the price of oil and natural gas may be affected by the price and availability of alternative sources of energy, weather conditions and the general state of the economy. Even relatively modest changes in oil and gas prices may significantly change the Company's revenues, results of operations, cash flows and proved reserves. Since the Company is primarily an oil producer, a change in the price paid for its oil production more significantly affects its results of operations than a change in natural gas prices.

     The Company's cash flow from operating activities is a function of the volumes of oil and gas produced from the Company's properties and the sales prices realized therefor. Crude oil and natural gas are depleting assets. Therefore, unless the Company replaces over the long term the oil and natural gas produced from the Company's properties, the Company's assets will be depleted over time and its ability to service and incur debt at constant or declining prices will be reduced.

EFFECTS OF HEAVY OIL PRODUCTION

     A substantial portion of the Company's oil production consists of heavy oil produced from the Midway-Sunset Field. The market for such heavy crude oil production differs substantially from the remainder of the domestic crude oil market, due principally to the higher transportation and refining costs associated with heavy crude. As a result, the profit margin realized from the sale of heavy oil is generally lower than that realized from the sale of light oil, because the costs to produce heavy oil are generally higher, and the price paid for heavy crude oil is generally lower, than the price paid for light crudes. Furthermore, there is currently an oversupply of crude oil in the California market that has had an adverse effect on the prices paid for crude oil in that market.

POSSIBLE IMPAIRMENT OF OIL AND GAS PROPERTIES

     The Company follows the successful efforts method of accounting for its oil and gas exploration and production activities. Under this method, costs (both tangible and intangible) of productive wells and development dry holes, as well as the costs of prospective acreage, are capitalized. The costs of drilling and equipping exploratory wells which do not result in proved reserves are expensed upon the determination that the well does not justify commercial development. Other exploratory costs, including geological and geophysical costs and delay rentals, are charged to expense as incurred.

     The Company periodically reviews individual proved properties to determine if the carrying value of the field as reflected in its accounting records exceeds the estimated undiscounted future net revenues from proved oil and gas reserves attributable to the field. Based on this review and the continuing evaluation of development plans, economics and other factors, if appropriate, the Company records impairments (additional depletion and depreciation) to the extent that the carrying value exceeds the estimated undiscounted future net revenues. Such impairments constitute a charge to earnings which does not impact the Company's cash flow from operating activities. However, such writedowns impact the amount of the Company's stockholders' equity and, therefore, the ratio of debt-to-equity. The risk that the Company will be required to write down the carrying value of its oil and natural gas properties increases when oil and natural gas prices are depressed. For example, the Company recorded impairments of $99.3 million in 1993; none were recorded in 1994. No assurance can be given that the Company will not experience additional impairments in the future.

GOVERNMENTAL AND ENVIRONMENTAL REGULATION

     The Company's activities are subject to various federal, state and local laws and regulations covering the discharge of material into the environment or otherwise relating to protection of the environment. In particular, the Company's oil and gas exploration, development, production and enhanced oil recovery operations, its activities in connection with storage and transportation of liquid hydrocarbons and its use of facilities for treating, processing, recovering or otherwise handling hydrocarbons and waste therefrom are subject to stringent environmental regulation by governmental authorities. Such regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning the Company's oil and gas wells and other facilities.

     The Company has expended significant resources, both financial and managerial, to comply with environmental regulations and permitting requirements and anticipates that it will continue to do so in the future. Although the Company believes that its operations and facilities are in general compliance with applicable environmental regulations, risks of substantial costs and liabilities are inherent in oil and gas operations, and there can be no assurance that significant costs and liabilities will not be incurred in the future. Moreover, it is possible that other developments, such as increasingly strict environmental laws, regulations and enforcement policies thereunder, and claims for damages to property, employees, other persons and the environment resulting from the Company's operations, could result in substantial costs and liabilities in the future.

UNCERTAINTIES IN ESTIMATES OF PROVED RESERVES

     Proved reserves of crude oil and natural gas are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be economically producible under existing conditions. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. All reserve estimates are to some degree speculative and various classifications of reserves only constitute attempts to define the degree of speculation involved. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment and the assumptions used regarding prices for crude oil, natural gas liquids and natural gas. Results of drilling, testing and production and changes in crude oil, natural gas liquids and natural gas prices after the date of the estimate may require substantial upward or downward revisions. Although a substantial portion of the Company's proved oil reserves is in long-lived fields with well-established production histories where enhanced oil recovery and other development projects are employed to produce such reserves, the external factors discussed above will directly affect the Company's determination to proceed with any of such projects and, therefore, the quantity of reserves in these fields classified as proved. The reserve estimates incorporated by reference in this Prospectus were prepared as of a date prior to the date of this Prospectus and could be materially different from the quantities of crude oil, natural gas liquids and natural gas that ultimately will be recovered from the Company's properties.

     In addition, actual future net cash flows from production of the Company's reserves will be affected by factors such as actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by natural gas purchasers, changes in governmental regulations or taxation and the impact of inflation on costs. The timing of actual future net revenues from proved reserves, and thus their actual present value, can be affected by the timing of the incurrence of expenditures in connection with development of oil and gas properties. The 10% discount factor, which is required by the Commission to be used to calculate present value for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the oil and gas industry. Discounted present value, no matter what discount rate is used, is materially affected by assumptions as to the amount and timing of future production, which may and often do prove to be inaccurate.

INDUSTRY CONSIDERATIONS

     The Company's business is the exploration for, and the development and production of, oil and natural gas. Exploration for oil and natural gas involves many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. In addition, there is strong competition relating to all aspects of the oil and gas industry, and in particular in the exploration and development of new oil and gas reserves. The Company must compete with a substantial number of other oil and natural gas companies, many of which have significantly greater financial resources.

     All of the Company's oil and gas activities are subject to the risks normally incident to exploration for and production of oil and gas, including blowouts, cratering, spillage and fires, each of which could result in damage to life and property. Offshore operations are subject to usual marine perils, including hurricanes and other adverse weather conditions, and governmental regulations as well as interruption or termination by governmental authorities based on environmental and other considerations. In accordance with customary industry practices, the Company carries insurance against some, but not all, of the risks associated with the Company's business. Losses and liabilities arising from such events would reduce revenues and increase costs to the Company to the extent not covered by insurance.

     Another risk inherent in the oil and gas industry is the risk that a well will be a dry hole or a marginal producer that will not, in either case, repay the entire cost of drilling, testing, completing and equipping the well. There can be no assurance, therefore, that the Company's future exploration and development wells will be financially successful.

INTERNATIONAL OPERATIONS

     Foreign properties, operations or investment may be adversely affected by local political and economic developments, exchange controls, currency fluctuations, royalty and tax increases, retroactive tax claims, expropriation, import and export regulations and other foreign laws or policies as well as by laws and policies of the United States affecting foreign trade, taxation and investment. In addition, in the event of a dispute arising from foreign operations, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. The Company may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity.

RESTRICTIONS ON PAYMENT OF DIVIDENDS

     Certain of the Company's credit agreements restrict the payment of dividends to the holders of the Company's capital stock, including the Common Stock. In addition, the terms of the Company's outstanding Preferred Stock restrict any dividend payment by the Company to holders of Common Stock unless all dividends on the Preferred Stock for all past dividend periods shall have been paid, or declared and a sum sufficient for the payment thereof set apart. The determination of the amount of future cash dividends, if any, to be declared and paid is in the sole discretion of the Company's Board of Directors and will depend on dividend requirements with respect to the Company's Preferred Stock, the Company's financial condition, earnings and funds from operations, the level of its capital and exploration expenditures, dividend restrictions in its financing agreements, its future business prospects and other matters as the Company's Board of Directors deems relevant.

                              SELLING STOCKHOLDERS

     This Prospectus relates to the sale by Itel Corporation ("Itel") from time to time of up to 8,064,005 Offered Shares. The shares to be offered by Itel were originally acquired by Itel in connection with the spinoff of the Company's shares by Santa Fe Pacific Corporation, formerly the parent corporation of the Company, which distribution was made on December 4, 1990. Rod F. Dammeyer, the President, Chief Executive Officer and a director of Itel, has been a director of the Company since 1990. Mr. Dammeyer has advised the Company that if, following the sale by Itel of Offered Shares, Itel's remaining ownership interest in the Company is substantially reduced, Mr. Dammeyer intends to resign his position as a director of the Company.

     This Prospectus also relates to the sale by Zell/Chilmark Fund, L.P. ("Zell/Chilmark") from time to time of up to 5,007,987 Offered Shares. The shares to be offered by Zell/Chilmark are currently included in the shares reported as owned by HC Associates, a Delaware general partnership ("HC") of which Zell/Chilmark is currently a partner. As reported at February 1, 1994, HC is the owner of 10,211,078 shares of Common Stock. Zell/Chilmark has advised the Company that, prior to any sales by Zell/Chilmark pursuant to this Prospectus, HC will undergo either a partial or complete liquidation pursuant to which Zell/Chilmark will receive a distribution or distributions of the 5,007,987 Offered Shares that may be offered and sold by Zell/Chilmark pursuant to this Prospectus. The distribution to Zell/Chilmark of the 5,007,987 Offered Shares will require compliance with the reporting and waiting period requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended. David M. Schulte, whose relationship to Zell/Chilmark is described in footnote 4 to the following table, has been a director of the Company since 1994. Mr. Schulte has advised the Company that if Zell/Chilmark sells all of the Offered Shares that it owns, Mr. Schulte intends to resign his position as a director of the Company.

     The following table provides certain information with respect to Itel and Zell/Chilmark (collectively, the "Selling Stockholders") and the number of shares of Common Stock currently owned, offered hereby and to be owned by the Selling Stockholders after this offering assuming all Offered Shares are sold in this offering.

                                                                   MAXIMUM          NUMBER OF SHARES
                                          NUMBER OF SHARES     NUMBER OF SHARES       TO BE OWNED
          NAME AND ADDRESS OF               OWNED BEFORE        TO BE SOLD IN            AFTER
          SELLING STOCKHOLDER             THE OFFERING(1)      THE OFFERING(2)      THE OFFERING(2)
----------------------------------------  ----------------     ----------------     ----------------
Itel Corporation(3).....................      8,064,005            8,064,005               -0-
  Two North Riverside Plaza
  Chicago, Illinois 60606

Zell/Chilmark Fund, L.P.(4).............      5,007,987            5,007,987               -0-
  Two North Riverside Plaza
  Suite 1500
  Chicago, Illinois 60606

---------------

(1) Each Selling Stockholder has claimed sole voting and investment power concerning these shares except as noted below.

(2) There is no assurance that the Selling Stockholders will sell any or all of the Offered Shares.

(3) At February 17, 1994, Samuel Zell and Anne Lurie, by virtue of their positions as trustees and beneficiaries of trusts, and Sheli Rosenberg by virtue of her position as co-trustee of one of the trusts, might be deemed to be beneficial owners of approximately 26% of Itel's outstanding common stock. Mr. Zell, Mrs. Lurie and Mrs. Rosenberg might be considered to be controlling persons of Itel and, accordingly, might be deemed to own beneficially the Company's Common Stock described above. Mr. Zell, Mrs. Lurie and Mrs. Rosenberg have disclaimed beneficial ownership of the Company's Common Stock held by Itel.

(4) The sole general partner of Zell/Chilmark is ZC Limited Partnership, an Illinois limited partnership ("ZC Limited"). No limited partner in Zell/Chilmark acts as a general partner or has control over Zell/Chilmark. The sole general partner of ZC Limited is ZC Partnership, a Delaware general partnership ("ZC"). ZC's partners are ZC, Inc., an Illinois corporation ("ZCI"), and CZ Inc., a Delaware corporation ("CZI"). The terms of the partnership agreements of ZC Limited and ZC give the shareholders of ZCI and CZI indirect control over ZC Limited and therefore, ultimately, Zell/Chilmark. Samuel Zell is the sole director and president, Donald W. Phillips is vice president, Sheli Z. Rosenberg is vice president and secretary and Arthur A. Greenberg is vice president and treasurer of ZCI. David M. Schulte is sole director and sole shareholder, president, secretary and treasurer, Joel S. Friedland is vice president and assistant secretary and Matthew Rosenberg is vice president and assistant secretary of CZI.

    Melvyn N. Klein, a director of the Company, serves as a director of Itel. Additionally, Samuel Zell, president and sole director of ZCI (which may be deemed to control a partner of HC), is Chairman of the Board, and may be deemed to be a principal stockholder, of Itel. Itel beneficially owns 8,064,005 shares of the Company's Common Stock. Itel is not a partner of HC, and there are no contracts, arrangements or understandings between HC and Itel with respect to any securities of the Company and HC, as well as Messrs. Zell and Klein, disclaim beneficial ownership of the shares of Common Stock beneficially owned by Itel. Mr. Klein is also the sole director and stockholder of a corporation that is a general partner of a limited partnership that serves as the general partner of GKH Investments, L.P. ("GKHPLP") and as the manager of GKH Private Limited ("GKHPL"). GKHPLP and GKHPL currently own a combined approximate 49% interest in HC. Mr. Klein disclaims beneficial ownership of the shares of Common Stock owned by KHPLP, GKHPL and HC.

                              PLAN OF DISTRIBUTION

     Either of the Selling Stockholders may from time to time, in one or more transactions, sell all or a portion of the Offered Shares on the NYSE, in the over-the-counter market, on any other national securities exchange on which the Common Stock is listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the Offered Shares from time to time will be determined by the Selling Stockholders and, at the time of such determination, may be higher or lower than the market price of the Common Stock on the NYSE. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a Selling Stockholder or from purchasers of Offered Shares for whom they may act as agents, and underwriters may sell Offered Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Offered Shares may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The Offered Shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the Offered Shares may be sold include (a) a block trade in which the broker-dealer so engaged will attempt to sell the Offered Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(d) an exchange distribution in accordance with the rules of the NYSE; (e) privately-negotiated transactions; and (f) underwritten transactions. The Selling Stockholders and any underwriters, dealers or agents participating in the distribution of the Offered Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Offered Shares by the Selling Stockholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

     When a Selling Stockholder elects to make a particular offer of Offered Shares, a prospectus supplement, if required, will be distributed that will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such Selling Stockholder and any other required information.

     In order to comply with the securities laws of certain states, if applicable, the Offered Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Offered Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

     The Company has agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the Offered Shares, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of counsel and accountants for the Company. The Selling Stockholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the Selling Stockholders and stock transfer and other taxes attributable to the sale of the Offered Shares. The Company also has agreed to indemnify each of the Selling Stockholders and their respective partners, officers and directors and each person who controls (within the meaning of the Securities Act) such Selling Stockholder against certain losses, claims, damages and expenses arising under the securities laws in connection with this offering. Each of the Selling Stockholders has agreed to indemnify the Company, its officers, directors and stockholders and each person who controls (within the meaning of the Securities Act) the Company against other losses, claims, damages and expenses arising under the securities laws in connection with this offering with respect to written information furnished to the Company by such Selling Stockholder; provided, however, that the indemnification obligation is several, not joint, as to each Selling Stockholder.

     There is no assurance that the Selling Stockholders will sell any or all of the Offered Shares.

                                 LEGAL OPINION

     Certain matters with respect to the legality of the securities offered hereby will be passed upon for the Company by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Certain information incorporated in this Prospectus by reference regarding the estimated quantities of reserves of the oil and natural gas properties owned by the Company, the future net revenues from such reserves and the present value thereof is based on estimates of such reserves and present values prepared by Ryder Scott Company, independent petroleum engineers.

NO PERSON HAS BEEN AUTHORIZED TO
GIVE ANY INFORMATION OR MAKE ANY
REPRESENTATIONS NOT CONTAINED IN           13,071,992 SHARES
THIS PROSPECTUS IN CONNECTION WITH
THE OFFERING COVERED BY THIS
PROSPECTUS. IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST
NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED. THIS PROSPECTUS DOES
NOT CONSTITUTE AN OFFER TO SELL,            SANTA FE ENERGY
OR A SOLICITATION OF AN OFFER TO BUY,
THE OFFERED SHARES IN ANY                    RESOURCES, INC.
JURISDICTION WHERE, OR TO ANY
PERSON TO WHOM, IT IS UNLAWFUL TO
MAKE SUCH OFFER OR SOLICITATION.
NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE AN
IMPLICATION THAT THERE HAS NOT BEEN          COMMON STOCK
ANY CHANGE IN THE FACTS
SET FORTH IN THIS PROSPECTUS OR IN
THE AFFAIRS OF THE COMPANY SINCE             [LOGO]
THE DATE HEREOF.

              ---------------

         TABLE OF CONTENTS

                                         PAGE
                                       ------
Documents Incorporated by Reference....      2
Available Information..................      2
The Company............................      3
Use of Proceeds........................      3
Investment Considerations..............      3
Selling Stockholders...................      6
Plan of Distribution...................      8
Legal Opinion..........................      9
Experts................................      9


                                                      PROSPECTUS


                                                      DATED MARCH  , 1995

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     All capitalized terms used and not defined in Part II of this Registration Statement shall have the meanings assigned to them in the Prospectus which forms a part of this Registration Statement.

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses payable by the Company in connection with this offering are as follows:

    SEC registration fee.....................................................  $  43,104
    Accounting fees and expenses.............................................      3,000
    Legal fees and expenses..................................................     30,000
    Printing expenses........................................................     20,000
    Blue Sky fees and expenses...............................................     10,000
    Miscellaneous............................................................      3,896
                                                                               ---------
      Total*.................................................................  $ 110,000
                                                                               =========

---------------
* Total expenses to be paid by the Company will not include underwriters' and brokers' discounts or commissions, if any, and legal or accounting fees, if any, attributable to the sale of Offered Shares by the Selling Stockholders.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Article NINTH of the Company's Restated Certificate of Incorporation states that:

          "No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages from breach of fiduciary duty by such director as a director; provided, however, that this Article NINTH shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article NINTH shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any facts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended."

     Article VI of the Company's Bylaws further provides that the Company shall indemnify its officers, directors and employees to the fullest extent permitted by law. Pursuant to such provision, the Company has entered into agreements with various of its officers, directors and employees which provide for indemnification of such persons.

     The Company maintains a $25,000,000 policy of officers' and directors' liability insurance.

ITEM 16.  EXHIBITS.

    4.1      Specimen certificate representing shares of Common Stock (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Reg. No. 33-32831) and
             incorporated herein by reference).

    5.1      Opinion of Andrews & Kurth L.L.P.

    23.1     Consent of Price Waterhouse LLP.

    23.2     Consent of Andrews & Kurth L.L.P. (included in their opinion filed as Exhibit
             5.1).

    23.3     Consent of Ryder Scott Company, independent petroleum engineers.

    24.1     A power of attorney, pursuant to which amendments to this Registration Statement may be filed, is included on the signature page contained in Part II of this
             Registration Statement.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Santa Fe Energy Resources, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 29,1995.

                                          SANTA FE ENERGY RESOURCES, INC.

                                          By:    /s/  JAMES L. PAYNE
                                                James L. Payne, Chairman of
                                                 the Board, President and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Know all men by these presents, that each of the undersigned officers and directors of Santa Fe Energy Resources, Inc. hereby constitutes and appoints James L. Payne, R. Graham Whaling and David L. Hicks, and each or any of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, and with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

              SIGNATURE                                 TITLE                        DATE
-------------------------------------   --------------------------------------  ---------------

            /s/  JAMES L. PAYNE         Chairman of the Board, President and    March 29, 1995
           James L. Payne               Chief Executive Officer and Director
                                        (Principal executive officer)

         /s/  R. GRAHAM WHALING         Senior Vice President and Chief         March 29, 1995
          R. Graham Whaling             Financial Officer (Principal financial
                                        and accounting officer)
          /s/  ROD F. DAMMEYER          Director                                March 29, 1995
           Rod F. Dammeyer

        /s/  WILLIAM E. GREEHEY         Director                                March 29, 1995
         William E. Greehey

                                        Director                                March   , 1995
           Melvyn N. Klein

           /s/  ROBERT D. KREBS         Director                                March 29, 1995
           Robert D. Krebs

              SIGNATURE                                 TITLE                        DATE
-------------------------------------   --------------------------------------  ---------------

          /s/  ALLAN V. MARTINI         Director                                March 29, 1995
          Allan V. Martini

                                        Director                                March   , 1995
          Michael A. Morphy

                                        Director                                March   , 1995
         Reuben F. Richards

          /s/  DAVID M. SCHULTE         Director                                March 29, 1995
          David M. Schulte

           /s/  MARC J. SHAPIRO         Director                                March 29, 1995
           Marc J. Shapiro

            /s/  ROBERT F. VAGT         Director                                March 29, 1995
           Robert F. Vagt

        /s/  KATHRYN D. WRISTON         Director                                March 29, 1995
         Kathryn D. Wriston

                                 EXHIBIT INDEX


  EXHIBITS                                DESCRIPTION
  --------                                -----------
      4.1    Specimen certificate representing shares of Common Stock (filed as
             Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Reg. No.
             33-32831) and incorporated herein by reference).
      5.1    Opinion of Andrews & Kurth L.L.P.
     23.1    Consent of Price Waterhouse LLP.
     23.2    Consent of Andrews & Kurth L.L.P. (included in their opinion filed as
             Exhibit 5.1).
     23.3    Consent of Ryder Scott Company, independent petroleum engineers.
     24.1    A power of attorney, pursuant to which amendments to this Registration
             Statement may be filed, is included on the signature page contained in
             Part II of this Registration Statement.